EX-99.e.1.ii

AMENDMENT NO. 3 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF JANUARY [_], 2016

This Schedule to the Distribution Agreement between Delaware Group Cash Reserve and Delaware Distributors, L.P. entered into as of April 19, 2001 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

Portion
		Total 12b-1	designated as
		Plan Fee Rate	Service Fee Rate
		(per annum of	(per annum of
		the Series’	the Series’
		average daily	average daily net
		net assets	assets
		represented by	represented by
		shares of the	shares of the
Series Name	Class Names	Class)	Class)	Effective Date
Delaware Investments	Class L			January [_], 2016
Ultrashort Fund
	Class C	1.00%	.25%	January [_], 2016
	Class A	.25%		January [_], 2016
	Institutional Class			January [_], 2016

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:
Name:	Brett D. Wright
Title:	President

DELAWARE GROUP CASH RESERVE
on behalf of the Series listed on Schedule I

By:
Name:	Shawn Lytle
Title:	President and Chief Executive Officer